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                                                                 Execution Copy
                               OPERATING AGREEMENT

         THIS OPERATING AGREEMENT ("Agreement") is made and entered into effective February 1, 2000 (the "Effective Date"), by Acxiom Corporation ("Acxiom"), a Delaware corporation, and Sedona Corporation ("Sedona"), a Pennsylvania corporation.

                                    RECITALS

         WHEREAS, Acxiom and Sedona entered into a Letter of Intent dated January 11, 2000 and are negotiating and finalizing the definitive Asset Purchase and Sale Agreement (the "Asset Purchase Agreement"), pursuant to which Acxiom has agreed to sell, and Sedona has agreed to purchase substantially all the assets of Acxiom's business unit located in Minneapolis, Minnesota, which utilizes the assets in designing and implementing Customer Information Management Systems (the "Business");

         WHEREAS, Sedona has effectively assumed the operations of the Business as of February 1, 2000;

         WHEREAS, during the continued negotiations of the Asset Purchase Agreement and finalization thereof, Sedona has assumed the responsibilities and risk of loss for the Business.

         NOW THEREFORE, in exchange for the mutual promises, covenants and Agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

         1. Delegation and Assumption of Responsibilities. Acxiom hereby delegates all responsibilities to Sedona to operate the Business, and Sedona hereby assumes all responsibilities from Acxiom to operate the Business during the term of this Agreement.

         2. Operating Agreement Fee. For all the rights and powers granted to Sedona under this Agreement and commencing as of the Effective Date, Acxiom shall share with Sedona ninety-five percent (95%) of any net profit or net loss of the Business. "Net profit" or "net loss" are defined as net billings less all costs and expenses incurred in the Business consistent with past practices, for each month Sedona operates the Business.

         Acxiom shall continue to collect all Business accounts receivable and pay all Business payables during the term of this Agreement. Sedona shall not be responsible for expenses resulting from problems arising out of existing software configuration which is being acquired as part of the Asset Purchase Agreement and referred to as Customer Information Management Systems ("CIMS").



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         3. Invoicing Procedures. By the 10th of each month, (a) Sedona shall invoice to Acxiom an amount equal to the gross billings for the previous month and (b) Acxiom shall invoice Sedona for the expenses incurred in the operating of the Business for the previous month and further reflect on such invoice the amount due from Sedona or the amount due to Sedona for the Net Profit or Net Loss for the same month. The parties agree to share information with one another as may be reasonably necessary in order to properly prepare each parties' respective invoice. Furthermore, each party agrees to allow the other party reasonable access to review and examine accounting records that may be used to support invoices pursuant to this agreement. Expenses attributed to the Business shall not include any corporate overhead or other allocations which are not directly attributable to Business. Acxiom designates Jeff Stalnaker, and Sedona designates Bill Williams to coordinate and resolve any issues regarding the above calculation.

         4. Responsibility for Cost and Expenses. During the term of this Agreement, Sedona will bear responsibility for (i) all operating costs to maintain the Business; (ii) the cost of leasing any space for the Business;
(iii) all personnel necessary for operation of the business unit and will be responsible for the salaries, taxes, insurance and related costs for all such personnel; (iv) property and casualty insurance for the business as hereinafter provided; (v) maintenance of the facilities and any cost related to the replacement of any equipment necessary to carry out the intent of this Agreement; and (iv) all other costs consistent with Acxiom's past operation of the Business, provided that all costs shall be recorded in accordance with generally accepted accounting principles ("GAAP"). For purposes hereof, Acxiom agrees that the costs of the Business shall not include any corporate overhead or other allocated costs which are not directly attributable to the Business.

         5. Sedona's Insurance. At all times while this Agreement remains in effect, Sedona shall maintain liability insurance with coverage of at least $1,000,000 per occurrence, workers compensation insurance and commercial general liability insurance with a combined single limit of $3,000,000 with insurance companies that have a Best rating of A- or better. Sedona shall deliver certificates of insurance periodically to Acxiom evidencing that such insurance remains in effect and such policies shall name Acxiom as an additional insured.

         6. Term. The term of this Agreement shall commence on the Effective Date and continue for a period of four (4) months unless terminated sooner as provided for herein. Notwithstanding the foregoing, this Agreement shall terminate upon the earlier of (i) the failure of the parties to execute and deliver the Asset Purchase Agreement not later than March 20, 2000; (ii) the closing of the Asset Purchase Agreement; (iii) the termination of the Asset Purchase Agreement pursuant to the terms of the Asset Purchase Agreement; or(iv) termination pursuant to Section 10 of this Agreement.

         7. Trade Creditors. Sedona and Acxiom shall pay their respective trade creditors in a timely fashion consistent with good business practices.



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         8. Operation of Business. Sedona shall have full authority and power over the operation of the Business during the term of this Agreement, including but not limited to hiring and firing employees, hiring and firing sales associates and all other aspects of the Business. At all times during the term, all personnel shall be subject to the supervision and the direction of Sedona's manager or supervisors. Sedona shall comply with all laws, regulations and the like in discharging its operational authority hereunder, and it shall notify Acxiom of any material adverse changes to the Business or any other material events relating thereto which may happen during the Term of this Agreement.

         9. Events of Default. The following shall, after expiration of the applicable cure periods, constitute events of default under this Agreement:

            (a) Failure for Sedona to run the Business consistent with past practices;

            (b) Failure for Sedona to reimburse Acxiom for any undisputed loss pursuant to Paragraph 2; or

            (c) Any other material breach of the spirit and intent or warrants of this Agreement.

         10. Cure Periods. An Event of Default shall not be deemed to have occurred until fifteen (15) days (or in the event of payment default, five (5) days) after the non-defaulting party has provided the defaulting party with written notice specifying the event or events that if not cured would constitute an Event of Default and specifying the actions necessary to cure within such period. This period shall be extended for a reasonable period of time if the defaulting party is acting in good faith to cure and such delays are not materially adverse to the non-defaulting party.

         11. Termination. In the event of an occurrence of an Event of Default, the non-defaulting party may terminate this Agreement provided that such party is not then also in default. Upon termination, Sedona's operational rights granted hereunder should terminate and full control of the Business shall revert to Acxiom. Within twenty (20) days of any termination, Acxiom shall prepare and deliver a final accounting of all activity hereunder and invoices resulting therefrom shall be immediately paid.

         12. Indemnification Rights. Each party will indemnify and hold harmless the other party, and the directors, officers, partners, employees, agents and affiliates of such other party from and against any and all liability, including without limitation reasonable attorney's fees arising out of or incident to (i) any breach by such party of a representation, warranty or covenant made herein; and (ii) the conduct of such party, its employees, contractors and agents (including negligence) in performing its obligations hereunder. Without limiting the generality of the foregoing, each party will indemnify and hold harmless the other party, and the directors, officers, partners, employees, agents and affiliates of such other party, from and against all liability arising out of its actions under this Agreement except to the extent that such liability or loss arises under the general operations and is accounted for pursuant to hereof. The parties indemnification obligations hereunder shall survive any termination or expiration of this Agreement for a period of one (1) year.

            13. Representations. Both Acxiom and Sedona hereby represent that they are legally qualified, empowered, and authorized to execute this Agreement and carry out the activities contemplated hereby.


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         14. Public Announcement. Neither party shall make any further public announcements without first having obtained written approval of the other party.

         15. Miscellaneous.


              (a) Assignment. This agreement and the rights, obligations and duties of the Acxiom shall not be assignable or otherwise transferable unless agreed to in writing by both parties.

              (b) Modification. No term or provision contained herein may be modified, amended or waived except by written agreement signed by the party to be bound thereby.

                  (c) Binding Effect and Benefit. This agreement shall inure to the benefit of, and shall be binding upon, the parties hereto, and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

              (d) Headings and Captions. Subject headings and captions are included for convenience purposes only and shall not affect the interpretation of this agreement.

              (e) Notice. All notices, requests, demands and other communications permitted or required hereunder shall be in writing, and either
(i) delivered in person, (ii) sent by express mail or other overnight delivery service providing receipt of delivery, (iii) mailed by certified or registered mail, postage prepaid, return receipt requested or (iv) sent by facsimile transmission as follows:

                  If to the Seller, addressed or delivered in person to:

                  Acxiom Corporation
                  #1 Information Way
                  Little Rock, AR 72202
                  Attn: General Counsel
                  Telecopy No.: (501) 252-5610

                  With copy to:

                  Friday Eldredge & Clark
                  400 W. Capitol, Suite 2000
                  Little Rock, AR 72201
                  Attn: Carla G. Spainhour, Esq.
                  Telecopy No.: (501) 376-2147



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                  If to Buyer, addressed or delivered in person to:

                  Sedona Corporation
                  649 North Lewis Rd.
                  Limerick, PA 19468
                  Attn: Marco Emrich, President & CEO
                  Telecopy No.: (610) 495-3092

          With copy to:

                  Dale Goodfriend, Esq.
                  617 Southwest 9th Ave.
                  Rochester, MN 55902
                  Telecopy No.: (507) 281-3672

or to such other address as either party may designate by notice in the manner provided above.

         Any such notice or communication, if properly given or made by prepaid, registered or certified mail or by recorded express delivery, shall be deemed to have been made when actually received, but not later than three (3) business days after the same was posted or given to such express delivery service, and if made properly facsimile transmission such notice or communication shall be deemed to have been made at the time of dispatch and receipt of proof of transmission.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                              ACXIOM CORPORATION

                              -----------------------------------
                              Jeff D. Stalnaker, Finance and Accounting Leader, Financial Services Division


                              SEDONA CORPORATION


                              ----------------------------------
                              Marco Emrich, President & CEO